Exhibit 99.1

Baldwin Elects New CFO

SHELTON, Conn.--(BUSINESS WIRE)--March 23, 2011--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the print media industry, announced today that Ivan R. Habibe will join the Company as Vice President, Chief Financial Officer and Treasurer, effective April 4, 2011.

Mr. Habibe was previously Chief Financial Officer of Russell Hobbs, Inc., an $800 million global consumer products company formed through the combination of Applica Incorporated and Salton, Inc. (OTC: SFPI). Prior thereto, Habibe was Chief Accounting Officer of Applica (NYSE: APN), a $500 million consumer products company which was acquired by private investment firm Harbinger Capital Partners in January 2007. Habibe was named CFO during the December 2007 merger of Applica and Salton. Habibe was an integral part of the business improvement of Russell Hobbs, Inc. which merged with Spectrum Brands (NYSE Amex: SPB) in June 2010, forming a global $3 billion public consumer products company.

Habibe, who earned degrees in Accounting and Finance at Florida International University, is a Certified Public Accountant and has eight years of experience with Deloitte & Touche, LLP in roles including Senior Manager in the firm’s Audit and Assurance Practice.

Baldwin President and CEO, Mark T. Becker, stated, “I am very pleased that Baldwin was able to attract such a qualified candidate with proven international financial and accounting experience. Ivan will report to me in his new role and will be responsible for leading Baldwin’s global finance and administrative teams, and partnering with me in the development of the Company’s financial and strategic growth plans to achieve our next level of value creation.” concluded Becker.

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the printing, publishing and packaging industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of the printing process. Headquartered in Shelton, Connecticut, the Company has operations strategically located in the major print media markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying and curing systems and related consumables. For more information, visit http://www.baldwintech.com

A profile for investors is available at www.hawkassociates.com/profile/bld.cfm. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com. To receive free e-mail notification of future releases for Baldwin, sign up at www.hawkassociates.com/about/alert/.

CONTACT:
Baldwin Technology Company, Inc.
Helen Oster, 203-402-1004
hposter@baldwintech.com